Exhibit 99.1
Coleman Cable, Inc. Announces Fourth-Quarter
and Full-Year 2008 Financial Results
WAUKEGAN, Ill., March 12, 2009 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced fourth-quarter and full-year 2008 financial results.
Fourth-Quarter Results
•	Revenue of $182.2 million

•	Adjusted EBITDA of ($3.0) million

•	Adjusted EPS of ($0.69) per share

•	Total debt (net of cash and cash equivalents) reduced $71.3 million on a sequential basis
Full-Year Results
•	Revenue of $973.0 million

•	Adjusted EBITDA of $57.4 million

•	Adjusted EPS of ($0.04) per share

•	Total debt (net of cash and cash equivalents) reduced $102.5 million on an annual basis
Management Comments
Commenting on the Company’s results, Gary Yetman, president and CEO, said, “As we reported in early March, our business was impacted in the quarter by the combined effect of a rapid decline in copper prices, which declined by 49.3 percent on a sequential quarter basis, and significant contraction in demand across most of our channels. Volumes declined throughout the quarter, with the rate of decline accelerating toward the end of the fourth quarter reflecting a very challenging and deteriorating economic environment. In response to these challenges, we have and will continue to adjust our capacity and reduce our costs where possible to match the reduced demand levels. In this regard, at the end of February 2009 we further scaled back our workforce, reducing total headcount and further reducing work schedules within our plants. Including the most-recent reductions, we have lowered our headcount by over 600 employees, or nearly 40 percent, during the past 13 months.”
Mr. Yetman added, “Significantly impacting our GAAP results in the quarter was a non-cash asset impairment charge of $29.3 million, which relates to the rationalization initiatives and the resulting downsizing of our OEM segment, and $4.7 million in restructuring charges primarily related to the integration of our 2007 acquisitions. Additionally, as a result of the rapid decline in copper, our results in the quarter included the unfavorable impact of a $4.8 million charge recorded during the fourth quarter to
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

reduce the cost of certain of our inventory to market value. While we are disappointed with our operating results, we generated $74.0 million of cash flow during the quarter, an improvement of 154 percent over last year. Our strong cash generation, coupled with our focus on working capital, allowed us to reduce our total debt level on a sequential basis by $71.3 million during the quarter which demonstrates our commitment to proactively managing our business to mitigate the effects of current market conditions. In addition, at the end of February 2009 we had approximately $100 million in combined credit availability under our revolver and cash on hand, and we have no required long-term debt repayments until 2012.”
Mr. Yetman concluded, “Taking into consideration the current economic climate, for the first quarter of 2009 we expect revenues will be in a range of $105 million to $115 million, Adjusted EBITDA in a range of $9 million to $11 million, and Adjusted earnings per share in a range of ($0.14) to ($0.09). Furthermore, if demand stabilizes we believe as the year progresses our results will show improvement over the first quarter, due to several factors including the recent capacity rationalization, overhead cost adjustments and the seasonality of a number of our businesses.”
Fourth-Quarter Financial Results Summary
For the quarter we generated a net loss of $34.1 million, or $2.03 per diluted share in 2008, as compared to net income of $4.0 million, or $0.24 per diluted share for the fourth quarter of 2007. Our results for 2008 reflect the impact of our 2007 acquisitions, and therefore are not comparable to the results for 2007, which do not include the entire impact of the 2007 acquisitions. In addition, net income for the fourth quarter of 2008 was impacted by certain significant items. The magnitude of such items may vary significantly from period to period and, thereby, have an effect on the comparability of earnings reported for any given period. Accordingly, we consider the aggregate impact of these items, along with reported results, in evaluating our financial performance.
Our fourth quarter 2008 results reflect the deteriorating economic environment, and our previously announced customer rationalization initiatives which have led to significant downsizing of our OEM segment. As a result, in the fourth quarter of 2008 we recorded a non-cash asset impairment charge of $29.3 million ($1.15 per diluted share), which primarily related to our OEM segment and reflected the significant and rapid deterioration in the economic environment that occurred during the 2008 fourth quarter, which we believe will continue in 2009, as well as capacity reductions within the OEM segment as a result of significantly lowered sales demand forecasts for future periods.
Additionally, our results for the fourth quarter of 2008 included $4.7 million ($0.19 per diluted share) in restructuring charges incurred in connection with the integration of our 2007 acquisitions, and our estimated remaining exposure for leasehold obligations associated with a number of locations that closed during 2008. Restructuring costs were $0.3 million for the same period of 2007 attributable to the 2006 closure of Coleman’s facility in Siler City, N.C.
Excluding the above-noted items, our earnings for the fourth quarter of 2008, as compared to the same period last year, largely reflects decreased operating income within both our Distribution and OEM segments as a result of weakened demand and uncertain, difficult economic conditions, which have caused our customers to lower their inventory levels. Somewhat offsetting our reduced results in the fourth quarter of 2008 was a decrease in interest expense given lower average interest rates and a reduction in our outstanding debt levels.
We reported net sales for the 2008 fourth quarter of $182.2 million compared to net sales of $254.3 million in the same period last year, which represents a decrease of 28.4 percent and reflects the significant contraction in demand across our business in the face of recessionary conditions. Volume (total pounds shipped) decreased 21.3 percent in the fourth quarter of 2008 compared to the prior-year period. The Company’s distribution segment experienced a 7.5 percent decrease in volume, which was
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

somewhat mitigated by the impact of the 2007 acquisitions, as the fourth quarter of 2008 included the full benefit of the Woods acquisition, whereas the fourth quarter of 2007 included only one month of Woods sales. Within the Company’s OEM segment, we experienced a volume decline of 43.5 percent which was partially a result of the pricing and rationalizing efforts that we initiated over the second half of 2008 to mitigate the impact of inflationary cost pressures on our profitability.
Our gross profit margin for the fourth quarter of 2008 was 3.6 percent compared to 12.0 percent for the same period of 2007, and reflects poor gross profit performance in both the OEM and Distribution segments due to a severe decline in sales demand. In response to these conditions, during the fourth quarter of 2008 we reduced our workforce and plant production and closed our production facilities for an extended period of time. While these actions lowered our variable and overhead costs, they were not enough to offset the impact that the sharp decline in sales demand and resulting lower production levels had on our profitability by way of increasing our unfavorable overhead variances. In addition, our 2008 gross profit included the unfavorable impact of a $4.8 million charge recorded during the fourth quarter to reflect a loss in value of our on-hand inventory as of December 31, 2008. This charge is a result of the severe copper price decline experienced in the fourth quarter, coupled with reduced sales demand, which created downward price pressure in the market for certain of our inventory below its first in, first out (FIFO) carrying value requiring an adjustment to reflect inventory at its estimated net realizable value.
Selling, engineering, general and administrative (SEG&A) expense for the 2008 fourth quarter decreased to $11.8 million, or 9.7 percent, from $13.0 million in the 2007 fourth quarter. The decreased SEG&A expenses in the current quarter reflects significantly reduced headcount in the fourth quarter of 2008, a result of the integration efforts, as well as a sharp decline in sales demand, resulting in reduced third-party commissions in the 2008 fourth quarter.
Intangible amortization expense for the 2008 fourth quarter was $3.1 million, as compared to $2.6 million for the 2007 fourth quarter with the expense in both periods arising from the amortization of intangible assets recorded in connection with the 2007 acquisitions.
Asset impairment charges were $29.3 million in the 2008 fourth quarter, while there were no asset impairment charges in the 2007 fourth quarter. As described above, these charges relate to customer rationalization initiatives that have led to a significant downsizing of our OEM segment. Further asset impairments may be recognized in future periods to the extent of changes in a number of factors or circumstances, including but not limited to further deterioration in the macro-economic environment or in the equity markets, including the market value of our common shares, or in the performance of, or projections for the future performance of one or more of our businesses.
Restructuring charges for the fourth quarter of 2008 were $4.7 million, a result of the integration of the Copperfield facilities, including our estimated remaining exposure for leasehold obligations associated with a number of locations that closed during 2008, compared to restructuring charges of $0.3 million for the same period of 2007 attributable to the 2006 closure of Coleman’s facility in Siler City, N.C.
Interest expense for the fourth quarter of 2008 was $7.1 million compared to $8.1 million for the same period of 2007, due primarily to lower borrowings and interest rates.
We recorded an income tax benefit of $17.4 million in the 2008 fourth quarter compared to income tax expense of $2.6 million for 2007 fourth quarter, with the decline reflecting the decline in pre-tax earnings.
Full-Year Financial Results Summary
For the full year of 2008, we generated a net loss of $28.3 million, or $1.68 per diluted share in 2008, as compared to net income of $14.9 million, or $0.88 per diluted share for 2007.
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

Our net sales for 2008 were $973.0 million compared to $864.1 million for 2007, an increase of $108.9 million, or 12.6 percent. Our total sales volume (measured in total pounds shipped) increased 12.7 percent for 2008 compared to 2007. These full-year increases were primarily a result of the expansion of our customer base as a result of our 2007 acquisitions that occurred during the first three quarters of the year and are not indicative of more recent trends, as described in our fourth quarter discussion above.
Gross profit margin for 2008 was 9.6 percent compared to 12.1 percent for 2007. The decline in gross profit margin for 2008 reflected poor gross profit performance within the OEM segment throughout most of 2008, as well as a significant decline in fourth quarter gross profit across both the OEM and Distribution segments, as described in our fourth quarter discussion above.
SEG&A expense was $52.2 million in 2008 compared to $44.3 million for 2007, an increase of $7.9 million. As a percentage of net sales, SEG&A expense was 5.4 percent in 2008, as compared to 5.1 percent in 2007. SEG&A expense for 2008 included a non-cash charge of $1.6 million for an allowance established during 2008 for an insurance claim we filed for thefts which occurred in 2005 at our manufacturing facility in Miami Lakes, Florida, which we have since closed. During the third quarter of 2008, as a result of failing to secure satisfactory settlement of the matter with our insurers, we commenced legal action in regard to this matter and recorded an allowance for the related insurance receivable. Excluding the impact of this non-cash charge, SEG&A expense for 2008 was $50.6 million, or 5.2 percent of total net sales for 2008. The remaining increase in SEG&A expense for 2008 as compared to 2007 includes increased expenses related to the impact of headcount increases occurring during the first half of 2008 offset by a reduction in our headcount in the second half of 2008, in part due to the integration of the acquisitions, as well as in response to the sharp decline in sales demand experienced late in 2008, as described above. Additionally, we experienced increased SEG&A expense in the 2008 period as a result of higher expenses across a number of general expense categories, most notably professional fees and information technology expenses associated primarily with our integration efforts.
Intangible amortization expense for 2008 was $12.0 million as compared to 7.6 million for 2007. The increase in the 2008 period relates to intangible assets recognized as part of our 2007 acquisitions, primarily Copperfield which was acquired in April 2007.
Asset impairment charges were $29.3 million in 2008, while there were no asset impairment charges in 2007. As described above, these charges relate to customer rationalization initiatives that have led to a significant downsizing of our OEM segment.
Restructuring charges for 2008 were $10.2 million as compared to $0.9 million in 2007. For 2008, increased expenses were primarily incurred in connection with the integration of our 2007acquisitions, including our estimated remaining exposure for leasehold obligations associated with a number of locations that closed during 2008. For 2007, these expenses were incurred in connection with the closure of our Miami Lakes and Siler City facilities in 2006 ($0.6 million), as well as with our integration of our 2007 acquisitions ($0.3 million).
Interest expense was $29.7 million in 2008, compared to $27.5 million in 2007, an increase of $2.2 million. The increase was due primarily to additional expense related to the 9.875 percent senior notes issued in 2007 and increased borrowings under our revolving credit facility during 2008. As noted above, we have significantly lowered our debt at December 31, 2008 as compared to December 31, 2007.
Income tax benefit was $13.7 million in 2008 compared to income tax expense of $9.4 million for 2007, with the decline reflecting the decrease in pre-tax earnings.
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

The Company continues to strengthen its balance sheet. Net working capital was approximately 15.4 percent of net sales for the quarter, and improved sequentially by 4.7 percentage points as compared to the third quarter of 2008. Additionally, our net debt (net of cash) declined by $102.5 million from $359.0 million at December 31, 2007, to $256.5 million at December 31, 2008.
Non-GAAP Fourth-Quarter and Full-Year 2008 Results
In an effort to better assist investors in understanding our financial results, we have provided in this release Adjusted Net Income, Adjusted Earnings Per Share (EPS), and Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results. We use these terms in this release as they are calculated in the financial information set forth below.
Webcast
Coleman Cable has scheduled its conference call for Friday, March 13, 2009, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	further adverse changes in general economic and capital market conditions;

•	general economic conditions and changes in the demand for Coleman Cable’s products by key customers;
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration activities;

•	changes in the cost of labor or raw materials, including PVC and fuel costs;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s business acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s most recent Annual Report on Form 10-K.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share date)
Statement of Income

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	as Reported		as Reported
Net sales	$182,193	$254,277	$972,968	$864,144
Cost of goods sold	175,631	223,714	879,367	759,551

Gross profit	6,562	30,563	93,601	104,593
% of net sales	3.6%	12.0%	9.6%	12.1%
Selling, engineering, general & administrative expenses	11,755	13,020	52,227	44,258
Intangible amortization expense	3,117	2,551	12,006	7,636
Asset impairments	29,276	—	29,276	—
Restructuring charges	4,710	294	10,225	874

Operating profit	(42,296)	14,698	(10,133)	51,825
Interest expense-net	7,111	8,108	29,656	27,519
Other (income) expense	2,113	12	2,181	41

Income before income taxes	(51,520)	6,578	(41,970)	24,265
Income tax expense	(17,425)	2,623	(13,709)	9,375

Net income (loss)	$(34,095)	$3,955	$(28,261)	$14,890

% of net sales	-18.7%	1.6%	-2.9%	1.7%
Earnings per share data
Net income (loss) per common share
Basic	$(2.03)	$0.24	$(1.68)	$0.89
Diluted	$(2.03)	$0.23	$(1.68)	$0.88
Weighted average common shares outstanding
Basic	16,787	16,786	16,787	16,786
Diluted	16,787	16,826	16,787	16,826
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
Non-GAAP Results
(Thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007
	Adjusted Results		Adjusted Results
Income before income taxes, as reported	(51,520)	6,578	(41,970)	24,265
Asset impairments	29,276	—	29,276	—
Restructuring charges	4,710	294	10,225	874
Inventory theft insurance receivable allowance	—	—	1,588	—

Income before income taxes, adjusted	(17,534)	6,872	(881)	25,139
Income tax expense, adjusted	(5,930)	2,740	(288)	9,713

Adjusted net income (loss)	(11,604)	4,132	(593)	15,426

% of net sales	-6.4%	1.6%	-0.1%	1.8%
Adjusted earnings per share data
Adjusted net income (loss) per common share
Adjusted-Basic	$(0.69)	$0.25	$(0.04)	$0.92
Adjusted-Diluted	$(0.69)	$0.25	$(0.04)	$0.92
Weighted average common shares outstanding
Basic	16,787	16,786	16,787	16,786
Diluted	16,787	16,826	16,787	16,826

	EBITDA		EBITDA
Net income (loss)	(34,095)	3,955	(28,261)	14,890
Interest expense-net	7,111	8,108	29,656	27,519
Income tax expense	(17,425)	2,623	(13,709)	9,375
Depreciation & amortization	7,410	6,531	28,594	20,476

EBITDA	$(36,999)	$21,217	$16,280	$72,260

% of net sales	-20.3%	8.3%	1.7%	8.4%

	Adjusted EBITDA		Adjusted EBITDA
Asset impairments	29,276	—	29,276	—
Restructuring charges	4,710	294	10,225	874
Inventory theft insurance receivable allowance	—	—	1,588	—

Adjusted EBITDA	$(3,013)	$21,511	$57,369	$73,134

% of net sales	-1.7%	8.5%	5.9%	8.5%
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Coleman Cable, Inc. Announces Fourth-Quarter and Full-Year 2008 Financial Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)

	December 31,
	2008	2007
	(Thousands except per
	share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,328	$8,877
Accounts receivable, net of allowances of $3,020 and $4,601, respectively	97,038	159,133
Inventories	73,368	138,359
Deferred income taxes	4,202	3,776
Assets held for sale	3,535	661
Prepaid expenses and other current assets	10,688	8,647

Total current assets	205,159	319,453

PROPERTY, PLANT AND EQUIPMENT:
Land	1,675	2,772
Buildings and leasehold improvements	14,915	14,780
Machinery, fixtures and equipment	93,675	101,701

	110,265	119,253
Less accumulated depreciation and amortization	(50,098)	(42,918)
Construction in progress	1,276	3,628

Property, plant and equipment, net	61,443	79,963
GOODWILL	98,354	108,461
INTANGIBLE ASSETS, NET	39,385	58,181
OTHER ASSETS, NET	7,625	9,594

TOTAL ASSETS	$411,966	$575,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30,445	$936
Accounts payable	27,408	49,519
Accrued liabilities	31,191	38,473

Total current liabilities	89,044	88,928

LONG-TERM DEBT	242,369	366,905
LONG-TERM LIABILITIES	4,046	281
DEFERRED INCOME TAXES	7,088	23,567
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 75,000 shares authorized and 16,787 shares issued and outstanding	17	17
Additional paid-in capital	86,135	83,709
Retained earnings (accumulated deficit)	(15,968)	12,293
Accumulated other comprehensive loss	(765)	(48)

Total shareholders’ equity	69,419	95,971

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$411,966	$575,652

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